Exhibit 99.1

TESSERA TECHNOLOGIES CLOSES TRANSACTION WITH O-FILM

COMPANY UPDATES FOURTH QUARTER REVENUE GUIDANCE TO $58-60 MILLION

San Jose, Calif., December 2, 2014 – (BUSINESS WIRE) – Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) announced that the Company and its wholly-owned subsidiary DigitalOptics Corporation closed the previously announced transaction with Shenzhen O-Film Tech Co., LTD. (“Shenzhen O-Film,” together with affiliates, collectively, “O-Film”).

As a result of closing the transaction with O-Film, Tessera is updating its revenue guidance for the fourth quarter ending December 31, 2014 to between $58 - $60 million, as compared with the Company’s prior fourth quarter revenue guidance of $50 -$54 million.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. and its subsidiaries (the Company) generate revenue from licensing to manufacturers and other implementers that use the Company’s technology in areas such as mobile computing and communications, memory and data storage, and 3-D Integrated Circuit technologies. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, FotoNation, the FotoNation logo and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s revenue guidance. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of the Company; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductors and products utilizing FotoNation technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies due to high concentration in the markets for semiconductors and related products and smartphone imaging; and the impact of competing technologies on the demand for the Company’s technologies. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2014, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

TSRA-G

Contact:

Tessera Technologies, Inc.

Robert Andersen, 408-321-6779

Executive Vice President and Chief Financial Officer

or

The Piacente Group Investor Relations

Don Markley or Glenn Garmont, 212-481-2050

Tessera@tpg-ir.com

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